                                                                    EXHIBIT 23.4

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Registration Statement of FPA Medical Management, Inc. on Form S-4 of our report dated September 30, 1996 on the combined financial statements of Foundation Health Medical Services (a wholly-owned subsidiary of Foundation Health Corporation) and Affiliates as of June 30, 1995 and 1996 and for each of the three years in the period ended June 30, 1996 (such report expresses an unqualified opinion and includes an explanatory paragraph referring to significant related party transactions), appearing in the Proxy Statement/Prospectus, which is part of this Registration Statement.

     We also consent to the incorporation by reference in this Registration Statement of FPA Medical Management, Inc. on Form S-4 of our report dated February 23, 1996 on the financial statements of Foundation Health FPA as of December 31, 1995 and 1994 and for the year ended December 31, 1995 and for the period from June 7, 1994 (date of inception) to December 31, 1994 (such report expresses an unqualified opinion and includes an explanatory paragraph referring to significant related party transactions), appearing in Registration Statement No. 33-13535 of FPA Medical Management, Inc. on Form S-4.

     We also consent to the reference to us under the heading "Experts" in the Proxy Statement/Prospectus, which is a part of this Registration Statement.

                                          DELOITTE & TOUCHE LLP

Sacramento, California
February 13, 1997